Exhibit 99.1

FOR IMMEDIATE RELEASE JANUARY 9, 2008	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com

NATIONAL MEDIA CONTACT:

THOMAS S. PRICE, JR.

SENIOR VICE PRESIDENT –

CORPORATE DEVELOPMENT

(405) 879-9257

tom.price@chk.com

BARNETT SHALE AREA MEDIA CONTACT:

JULIE H. WILSON

VICE PRESIDENT –

CORPORATE DEVELOPMENT

(817) 870-1250

julie.wilson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES TRANSACTION WITH PALOMA BARNETT, LLC IN THE BARNETT SHALE WHILE CHESAPEAKE’S BARNETT SHALE PRODUCTION HITS 600 MMCFE PER DAY MARK

Company to Acquire Approximately 8,600 Net Acres of Leasehold in Tarrant and Johnson Counties, Texas and Enters into Land Services Agreement for Future Leasehold Acquisitions

Chesapeake’s Barnett Leasehold Position Reaches 255,000 Net Acres; Company’s

Total Undrilled Backlog in the Play Exceeds 2,800 Net Locations

Company’s Gross Barnett Production Reaches 600 MMcfe per Day, Net Production Exceeds 400 MMcfe per Day, Chesapeake Now Second Largest Barnett Shale Producer

OKLAHOMA CITY, OKLAHOMA, JANUARY 9, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has agreed to acquire approximately 8,600 net undeveloped leasehold acres in the heart of the Barnett Shale play in Tarrant and Johnson Counties, Texas, from Paloma Barnett, LLC. In addition, Chesapeake announced that it has entered into a Land Services Agreement (LSA) whereby Paloma has agreed to work on an exclusive basis in certain areas of Tarrant County, Texas to acquire leases on Chesapeake’s behalf. This arrangement will complement similar LSAs Chesapeake has in place with Dale Property Services, LLC, Four Sevens Oil Co.,

Ltd. and Western Production Company covering different portions of Tarrant County. Chesapeake now has approximately 255,000 net acres of leasehold in the Barnett Shale play, including 215,000 net acres in the Core and Tier 1 area of Tarrant, Johnson and western Dallas counties, and the company’s drilling inventory in the play has expanded to over 2,800 net locations.

Including these LSAs and its own landmen and lease brokers, Chesapeake now has more than 1,000 landmen and lease brokers dedicated to acquiring additional undeveloped leasehold in Tarrant, Johnson and western Dallas counties, the industry’s largest commitment to acquiring new Barnett leasehold in the most prospective area of the play. Chesapeake believes its leasehold acquisition capabilities in the Barnett should enable it to continue acquiring approximately 40,000 net leasehold acres per year in what are the most prolific counties in the Barnett Shale play. This anticipated yearly addition to the company’s leasehold inventory should provide an additional 500-600 drilling locations per year, largely offsetting the number of wells Chesapeake plans to drill in the Barnett during the next few years.

Chesapeake is currently using 38-40 operated rigs to further develop its 255,000 net acres of leasehold in the Barnett Shale play. At this pace of drilling, Chesapeake expects to be completing, on average, a new Barnett Shale well approximately every 15 hours through at least 2010. The company’s gross daily production has recently exceeded 600 million cubic feet of natural gas equivalent (mmcfe) and its net production is approximately 400 mmcfe per day. Chesapeake believes it is now the second-largest producer and most active driller in the Barnett Shale play.

Management Comments

Chris O’Sullivan, Paloma’s President remarked, “We are pleased to join forces with Chesapeake in the Barnett Shale. The combination of our lease acquisition skills and Chesapeake’s technical expertise in the challenging operational environment of this play should create significant value for both Chesapeake and Paloma’s owners. Clearly Chesapeake has become the partner of choice for smaller companies in the Barnett and we are proud to join Dale, Four Sevens and Western on Chesapeake’s Barnett lease acquisition team.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are excited to announce our new leasehold acquisition and LSA with Paloma and its owners. With our own landmen and lease brokers teamed up with the Paloma, Western, Dale and Four Sevens leasing teams, we will be able to continue acquiring a steady stream of valuable leasehold in Tarrant, Johnson and western Dallas counties that will provide Chesapeake with substantial growth opportunities for years to come.

In addition, we are pleased to announce that our 2007 gross production exit rate from the Barnett Shale was 600 mmcfe per day (400 mmcfe per day net). This compares very favorably to our 2006 gross production exit rate of 250 mmcfe per day and we now will focus on achieving our 2008 gross production exit rate target of 900 - 1,000 mmcfe per day.”

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events, including expected results from oil and natural gas development drilling, and anticipated acquisition of leasehold. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information. Factors that could cause actual results to differ materially from expected results are described in “Risks Related to our Business” under “Risk Factors” in the Offer to Exchange attached as an exhibit to each of the two Schedules TO we filed with the Securities and Exchange Commission on October 23, 2007. These risk factors include the volatility of oil and natural gas prices; the limitations our level of indebtedness may have on our financial flexibility; the availability of capital on an economic basis to fund reserve replacement costs; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and the amount and timing of development expenditures, and our ability to execute planned monetization transactions on terms that will be acceptable to us. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the largest independent producer and third-largest overall producer of natural gas in the United States. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. Chesapeake’s Internet address is www.chk.com.

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